EXPENSE LIMITATION AGREEMENT
                          ----------------------------

                                 TFS CAPITAL LLC
                         1800 Bayberry Court, Suite 103
                            Richmond, Virginia 23226


                                                            _____, 2005

TFS CAPITAL  INVESTMENT  TRUST
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246

Dear Sirs:


     TFS Capital LLC confirms our agreement with you as follows:


     1.  You  are  an  open-end,   diversified   management  investment  company
registered under the Investment Company Act of 1940 (the "Act") and are authorized to issue shares of separate series (funds), with each fund having its own investment objective, policies and restrictions. You propose to engage in the business of investing and reinvesting the assets of each of your funds in accordance with applicable limitations. Pursuant to an Investment Advisory Agreement dated as of ______, 2005 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets of your TFS Small Cap Fund (the "Fund").


     2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate ordinary operating expenses incurred by the Fund, including but not limited to the fees ("Advisory Fees") payable to us under the Advisory Agreement (the "Limitation"). Under the Limitation, we agree that, through the life of the Fund (subject to Section 4), such expenses shall not exceed a percentage (the "Percentage Expense Limitation") of the average daily net assets of the Fund equal to 1.75% on an annualized basis. Such Limitation shall be calculated daily using the Base Fee of 1.25% under the Advisory Agreement and will not be adjusted for any subsequent increase or decrease in the


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advisory fee as a result of the  application of the  Performance  Fee Adjustment under the Advisory Agreement. Operating expenses includes all Fund expenses except brokerage, taxes, borrowing costs such as interest and dividend expenses on securities sold short and extraordinary expenses. To determine our liability for the Fund's expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year of the Fund, or limitation period, if shorter (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the Fund recorded through the current day in order to produce the
allowable   expenses  to  be  recorded  for  the  current  day  (the  "Allowable
Expenses"). If Advisory Fees and other expenses of the Fund for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible to the Fund to pay or absorb the additional excess ("Other Expenses Exceeding Limit"). If there are cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit, these amounts shall be paid to us by you subject to the following conditions: (1) no such payment shall be made to us with respect to Unaccrued Fees or Other Expenses Exceeding Limit that arose more than three years prior to the proposed date of payment, and (2) such payment shall be made only to the extent that it does not cause the Fund's aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation.


     3.  Nothing in this  Agreement  shall be construed  as  preventing  us from
voluntarily   limiting,   waiving  or  reimbursing  your  expenses  outside  the
provisions of this Agreement during any time period.


     4. This Agreement shall become effective on the date hereof and supercedes any expense limitation agreement previously entered into with respect to the Fund. This Agreement may be terminated by either party hereto upon not less than 60 days' prior written notice to the other party, provided, however, that (1) we may not terminate this Agreement without the approval of your Board of Trustees, and (2) this Agreement will



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terminate  automatically if, as and when we cease to serve as investment adviser of the Fund. Upon the termination or expiration hereof, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.


     5. This Agreement shall be construed in accordance with the laws of the State of Virginia, provided, however, that nothing herein shall be construed as being inconsistent with the Act.


     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.


                                   Very truly yours,


                                   TFS CAPITAL LLC


                                   By:    /s/ Larry Eiben
                                       -----------------------------------------



Agreed to and accepted as of
the date first set forth above.


TFS CAPITAL INVESTMENT TRUST


By:  /s/ Larry Eiben
    ------------------------